Exhibit 99.1

Nasdaq Grants Advaxis, Inc. an Extension to

November 22, 2021, to Regain Compliance with the

$1.00 Minimum Bid Price Rule and Complete Merger Transaction with Biosight,

Ltd.

MONMOUTH JUNCTION, NEW JERSEY – August 11, 2021 (GLOBE NEWSWIRE) – Advaxis, Inc. (Nasdaq: ADXS) (“Advaxis” or the “Company”), a clinical-stage biotechnology company focused on the development and commercialization of proprietary Lm-based antigen delivery products, announced that it has received a letter indicating that following the Company’s hearing before the Nasdaq Hearings Panel (the “Panel”), the Panel determined to grant the Company an extension through November 22, 2021, to comply with Nasdaq’s $1.00 Minimum Bid Price Rule and complete its previously announced merger transaction with Biosight, Ltd. (“Biosight”). On July 6, 2021, Advaxis announced that it had entered into a merger agreement with Biosight, a privately held, Israel-based pharmaceutical company developing innovative therapeutics for hematological malignancies and disorders.

Pursuant to the Nasdaq Listing Rules, the combined company will be required to meet all applicable initial listing requirements upon the closing of the merger, including the $4 per share price requirement. While there can be no assurance, the Company believes that it will be able to close the merger and demonstrate compliance with all applicable requirements for initial listing on The Nasdaq Capital Market on or before November 22, 2021.

About Advaxis, Inc.

Advaxis, Inc. is a clinical-stage biotechnology company focused on the development and commercialization of proprietary Lm-based antigen delivery products. These immunotherapies are based on a platform technology that utilizes live attenuated Listeria monocytogenes (Lm) bioengineered to secrete antigen/adjuvant fusion proteins. These Lm-based strains are believed to be a significant advancement in immunotherapy as they integrate multiple functions into a single immunotherapy and are designed to access and direct antigen presenting cells to stimulate anti-tumor T cell immunity, activate the immune system with the equivalent of multiple adjuvants, and simultaneously reduce tumor protection in the tumor microenvironment to enable T cells to eliminate tumors.

About Biosight Ltd.

Biosight is a private Phase 2 clinical stage biotech company developing innovative therapeutics for hematological malignancies and disorders. Biosight’s lead product, aspacytarabine (BST-236), is an innovative proprietary anti-metabolite which addresses unmet medical needs by enabling high-dose chemotherapy with reduced systemic toxicity. Aspacytarabine is currently being investigated as a single agent in a Phase 2b clinical trial, recently completed enrollment, for the first-line treatment of AML. Interim results demonstrate tolerability with promising efficacy in the challenging population of AML patients unfit for intensive standard-of-care chemotherapy. Additional Phase 2 studies under initiation include a study in patients with relapsed/refractory AML and MDS, including a study in collaboration with the European cooperative group, Groupe Francophone des Myélodysplasies (GFM). For additional information, please visit www.biosight-pharma.com.

Non-Solicitation

This communication is for informational purposes only and does not constitute a recommendation, an offer to sell or solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Important Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between Advaxis and Biosight pursuant to the Agreement and Plan of Merger and Reorganization, dated July 4, 2021 by and among the Company, Biosight and other parties referenced therein (the “Merger Agreement”). In connection with the proposed transaction, Advaxis intends to file relevant materials regarding the transaction with the Securities and Exchange Commission (“SEC”) and otherwise provide such materials to its stockholders, including a registration statement on Form S-4 that will contain a proxy statement, prospectus and information statement. This communication is not a substitute for the proxy statement, prospectus, information statement or any other document that may be filed by Advaxis with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND STOCKHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Stockholders may obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Advaxis with the SEC in connection with the proposed transaction at the SEC’s website (http://www.sec.gov) and at Advaxis’s website (www.Advaxis.com).

Participants in the Solicitation

Advaxis and its directors, executive officers and certain employees and other persons, and Biosight and its directors, executive officers and certain employees and other persons, may be deemed to be participants in the solicitation of proxies from Advaxis’s stockholders in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger will be included in the proxy statement, prospectus and information statement referred to above. Additional information regarding the directors and executive officers of Advaxis and their security holdings is included in Advaxis’s Definitive Proxy Statement on Schedule 14A relating to the 2020 Annual Meeting of Stockholders, filed with the SEC on March 24, 2020. This document is available free of charge at the SEC website (www.sec.gov) or at Advaxis’s website(www.Advaxis.com). To the extent the security holdings by Advaxis’s directors and executive officers have changed since the amounts set forth in Advaxis’s Definitive Proxy Statement on Schedule 14A relating to the 2020 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Cautionary Note on Forward-Looking Statements

Certain of the statements made in this press release are forward looking for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to the benefits of the merger, future management and the board of directors of the combined company, statements regarding the expected ownership in the combined company of the former Biosight securityholders and securityholders of Advaxis as of immediately prior to the Merger, Advaxis’s and Biosight’s respective businesses, the strategy of the combined company, future operations, advancement of its product candidates and product pipeline, clinical development of the combined company’s product candidates, including expectations regarding timing of initiation and results of clinical trials of the combined company, cash resources of the combined company following closing of the proposed transaction, the ability of Advaxis to remain listed on the Nasdaq Stock Market. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “expect” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Advaxis’s business and the price of the common stock of Advaxis; the failure of either party to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by Advaxis’s stockholders and the receipt of certain governmental and regulatory approvals; uncertainties as to the timing of the consummation of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the proposed transaction on Advaxis’s business relationships, operating results and business generally; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; risks related to diverting management’s attention from Advaxis’s ongoing business operations; the outcome of any legal proceedings that may be instituted against Advaxis related to the merger agreement or the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; Advaxis’s history of net operating losses and uncertainty regarding its ability to achieve profitability; Advaxis’s ability to develop and commercialize product candidates; Advaxis’s ability to use and expand technology platforms to build a pipeline of product candidates; Advaxis’s ability to obtain and maintain regulatory approval of product candidates; Advaxis’s ability to operate in a competitive industry and compete successfully against competitors that have greater resources; Advaxis’s reliance on third parties; Advaxis’s ability to obtain and adequately protect intellectual property rights for product candidates; and the effects of COVID-19 on clinical programs and business operations. Advaxis discusses many of these risks in greater detail under the heading “Risk Factors” contained in its quarterly report on Form 10-Q for the quarter ended April 30, 2021, filed with the SEC on June 14, 2021, and its other filings with the SEC. Any forward-looking statements in this press release speak only as of the date of this press release. Neither Advaxis nor Biosight assumes any obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:

Tim McCarthy, LifeSci Advisors, LLC

212.915.2564

tim@lifesciadvisors.com